                                                                     EXHIBIT 8.1


August 20, 1996



CHS Management, Inc.
4505 Las Virgenes Road
Calabasas, California 91302


Ladies and Gentlemen:

We have acted as special counsel to CHS Management, Inc, a Delaware corporation ("CHS"), in connection with the Amended and Restated Plan and Agreement of Merger, dated as of March 11, 1996 (as amended by Amendment No. 1 to Amended and Restated Plan and Agreement of Merger, dated as of June 28, 1996, the "Merger Agreement"), by and among MedPartners/Mullikin, Inc., a Delaware corporation ("MedPartners/Mullikin"), CHS Merger Corporation, a Delaware corporation and a wholly owned subsidiary of MedPartners/Mullikin (the "Subsidiary"), and CHS, and the transactions contemplated thereby (the "Merger"). Terms defined in the Merger Agreement and not otherwise defined herein shall have the same meaning when used herein.

In rendering the opinions set forth herein, we have examined copies of (i) the Merger Agreement, and (ii) the Registration Statement on Form S-4 (Registration No. 333-4348) containing the Prospectus-Proxy Statement of CHS as filed with the Securities and Exchange Commission (the "Commission") on May 2, 1996, as amended by Amendment No. 1 filed with the Commission on August 20, 1996 (the "Registration Statement"). In addition to these documents, we have relied with your permission upon the written representations of MedPartners/Mullikin and CHS as to certain factual matters.

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and

CHS Management, Inc.
August 20, 1996
Page 2


completeness of all documents made available to us and (vi) the accuracy as to facts of all representations, warranties and written statements. We have also assumed, without investigation, that all of the representations, warranties and covenants contained in the Merger Agreement and all documents on which we have relied in rendering the opinions set forth herein and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

With regard to the Merger, we are of the opinion that:

1)      The Merger will constitute a reorganization within the meaning of
        Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and MedPartners/Mullikin, the Subsidiary and CHS will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

2) No gain or loss will be recognized by MedPartners/Mullikin, CHS or the Subsidiary as a result of the Merger;

3) No gain or loss will be recognized by a CHS stockholder who receives solely shares of MedPartners/Mullikin Common Stock in exchange for CHS Shares;

4) The receipt of cash in lieu of fractional shares of MedPartners/Mullikin Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MedPartners/Mullikin. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code;

5 The tax basis of the shares of MedPartners/Mullikin Common Stock received by a CHS stockholder will be equal to the tax basis of the CHS Shares exchanged therefor, excluding any basis allocable to a fractional shares of MedPartners/Mullikin Common Stock for which cash is received;

6) The holding period of the shares of MedPartners/Mullikin Common Stock received by a CHS stockholder will include the holding period or periods of the CHS Shares exchanged therefor, that the CHS Shares are held as a capital

CHS Management, Inc.
August 20, 1996
Page 3


        asset within the meaning of Section 1221 of the Code at the Effective Time; and

7) Based upon representations made to us by both CHS and MedPartners/Mullikin, we understand that MedPartners/Mullikin has provided a bridge loan (the "Bridge Loan") to CHS, which Bridge Loan is described in Amendment No. 1 to Amended and Restated Plan and Agreement of Merger, and which Bridge Loan has the following terms and conditions: (a) the principal amount is $2,539,250, (b) interest shall accrue at the prime rate of NationsBank of Georgia, National Association, (c) the Bridge Loan is secured by a pledge of 25% of the issued and outstanding capital stock of CHS, (d) the Bridge Loan is due and payable on December 31, 1996, and (e) while the Bridge Loan is independent of the "break-up fee" payable by MedPartners/Mullikin to CHS, MedPartners/Mullikin may offset its obligation to pay the break-up fee against any amount CHS owes to MedPartners/ Mullikin under the Bridge Loan. Based on CHS's representation that CHS will comply with the terms of and fully repay the indebtedness evidenced by the Bridge Loan, we believe that the Bridge Loan is a bona fide indebtedness and consequently, the cash received by CHS in connection with the Bridge Loan should not be deemed to be cash proceeds received by CHS in the Merger. Cf. Revenue Ruling 72-343.

We note that our opinions expressed herein are based on our examination of such law, our review of the documents described above, the statements and representations referred to above, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Furthermore, this opinion will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusions stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or continuing validity of our opinions.

CHS Management, Inc.
August 20, 1996
Page 4

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement with respect thereto.

This opinion is solely for the benefit of the addressee hereof and its shareholders and may not be relied upon in any manner by any other person or entity.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN
- -----------------------------
STROOCK & STROOCK & LAVAN